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                                                                      Exhibit 15


July 15, 1997
Shareholders and Board of Directors
Security Capital Atlantic Incorporated


We are aware of the incorporation by reference in the Registration Statement on Form S-8 of Security Capital Atlantic Incorporated pertaining to the Security Capital Atlantic Incorporated 1997 Long-Term Incentive Plan of our report dated April 24, 1997, except for Note 6, as to which the date is May 1, 1997, relating to the unaudited condensed interim financial statements of Security Capital Atlantic Incorporated that are included in its Form 10-Q for the quarter ended March 31, 1997.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1993.



                                              /s/ Ernst & Young LLP

                                              Ernst & Young LLP